Exhibit 99.1

Community Bankers Trust Corporation

Reports 2nd Quarter 2012 Results

Glen Allen, VA, July 27, 2012 - Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), today reported net income of $1.2 million for the second quarter of 2012. This compares with net income of $521,000 in the second quarter of 2011 and net income of $990,000 in the first quarter of 2012. Net income available to common stockholders was $934,000 in the second quarter of 2012 compared with net income available to common stockholders of $247,000 in the second quarter of 2011 and net income available to common stockholders of $714,000 in the first quarter of 2012.

Key highlights for the second quarter of 2012 include the following:

•	Net income increased $220,000 from the first quarter, or 22.2%.
•	Non-performing assets declined $1.7 million from March 31, 2012 and $13.1 million from June 30, 2011.
•	Noninterest expense decreased $689,000, or 7.4%, in the second quarter of 2012 compared to the second quarter of 2011.
•	In May, the Company received regulatory approvals to pay and paid $489,000 for one current and one previously deferred TARP dividend payment and its current interest payment due on trust preferred securities.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “This is our fifth consecutive quarter of solid core earnings as we continue to reduce our nonperforming assets and control our expenses. Net Income is up over 22% quarter over quarter. We believe that these results show that the Company is on solid footing and we are poised to exceed our internal forecasts for net income and asset quality for the remainder of 2012.”

Mr. Smith added, “Our asset quality numbers continue to improve as we have kept a watchful eye on the existing portfolio through the continued weak economic cycle. While new loan growth is not as strong as we would like, in the current environment it is better to remain conservative on credit quality than to push aggressive growth. We are pleased that nonperforming assets declined by 4.3% quarter over quarter.”

Mr. Smith concluded, “We continue to lower our costs of business while gaining momentum in the markets we serve. Our team has worked diligently to change our deposit mix to lower cost demand deposits, to cross sell fee-based opportunities to our mortgage and investment sales groups and to expand our overall customer base. Our overall performance is good and getting stronger with each quarter. I am excited about what we have accomplished and what I believe we can do for our stockholders going forward.”

RESULTS OF OPERATIONS

Net income available to common stockholders was $934,000, or $0.04 per common share on a diluted basis, for the quarter ended June 30, 2012, compared with net income available to common stockholders of $247,000, or $0.01 per common share on a diluted basis, for the quarter ended June 30, 2011. The increase in net income was the result of an improvement of $727,000 in noninterest income and a decrease of $689,000 in noninterest expenses. Additionally, net interest income improved by $119,000 in the three month period ended June 30, 2012 compared with the three month period ended June 30, 2011.

During the second quarter, the Company recorded a $500,000 provision for loan losses, primarily to bolster specific reserves on two impaired loans, as a precaution to meet potential future losses. During the second quarter of 2011, the Company had no provision for loan losses.

For the six months ended June 30, 2012, net income available to common stockholders was $1.6 million, compared with a net loss available to common stockholders of $1.2 million for the six months ended June 30, 2011. The $2.8 million improvement for the six month comparison periods was the result of a reduction of $1.5 million in noninterest expense, a decrease of $1.1 million in interest expense, an increase of $1.1 million in noninterest income and a reduction of $748,000 in provision for loan losses.

The following table presents summary income statements for the three months ended June 30, 2012 and 2011 and the six months ended June 30, 2012 and 2011.

SUMMARY INCOME STATEMENT
(Dollars in thousands)	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest income	$14,119	$14,492	$27,928	$27,886
Interest expense	2,587	3,079	5,299	6,390
Net interest income	11,532	11,413	22,629	21,496
Provision for loan losses	500	-	750	1,498
Net interest income after provision for loan losses	11,032	11,413	21,879	19,998

Noninterest income	(704)	(1,431)	(1,761)	(2,837)
Noninterest expense	8,645	9,334	17,055	18,545

Income tax (expense) benefit	(473)	(127)	(863)	711
Net income (loss)	$1,210	$521	$2,200	$(673)
Dividends paid on preferred stock	221	-	442	-
Accretion of discount on preferred stock	55	53	110	104
Preferred dividends not paid	-	221	-	442

Net income/(loss) available to common stockholders	$934	$247	$1,648	$(1,219)

Net income/(loss) per share available to common stockholders:

Basic	$0.04	$0.01	$0.08	$(0.06)
Diluted	$0.04	$0.01	$0.08	$(0.06)

2

Interest Income

Interest income for the second quarter of 2012 was $14.1 million, an increase of $310,000, or 2.2%, from interest income of $13.8 million in the first quarter of 2012. Interest and fee income on loans was $11.9 million in the second quarter of 2012 compared with $11.6 million in the first quarter of 2012. Interest and fees on FDIC covered loans increased $452,000 on a linked quarter basis and was $4.4 million in the second quarter of 2012 compared with $3.9 million in the first quarter of 2012. The increase in interest and fees on FDIC covered loans was driven by a $678,000 cash payment on a loan in the acquisition, development and construction (ADC) portfolio. Because of uncertainty about the amount and timing of cash flows in the ADC pool, during the first quarter of 2011, the accounting for this pool was changed to the cost recovery method. Under this method, amounts received are applied first to principal. Currently, the loan pool has a carrying value of zero and payments are credited to income when received.

Year over year, interest income declined 2.6%, or $373,000, from $14.5 million in the second quarter of 2011 to $14.1 million in the second quarter of 2012. The primary reason for the decline was a 50 basis point decrease in the yield on average earning assets, from 6.34% in the second quarter of 2011 to 5.84% in the second quarter of 2012. The yield on non-covered loans declined 30 basis points during this time frame and was the primary driver to the decline in overall earning asset yields.

Interest income was $27.9 million for the six months ended June 30, 2012, a slight increase of $42,000 when compared with the six months ended June 30, 2011. Despite a $25.9 million increase in average earning assets, interest income remained stable due to a decrease in the associated yield. The earning asset yield declined 20 basis points, from 6.01% through the first six months of 2011 to 5.81% for the same period in 2012.

Interest Expense

Interest expense for the second quarter of 2012 was $2.6 million, a decrease of $125,000, or 4.6%, from interest expense of $2.7 million for the first quarter of 2012. The slight decline in interest expense was the result of lower funding costs, notwithstanding the fact that average interest-bearing liabilities increased $5.0 million, from $907.8 million in the first quarter of 2012 to $912.8 million in the second quarter of 2012. Management continued to aggressively re-price time deposits, as well as lower rates on transaction accounts, during the second quarter. As a result, the cost of interest bearing liabilities declined from 1.20% in the first quarter of 2012 to 1.13% in the second quarter of 2012.

Year over year, interest expense declined $492,000, from $3.1 million in the second quarter of 2011 to $2.6 million in the second quarter of 2012. The 16.0% decrease resulted from a decrease in rates paid on interest bearing liabilities. The cost of interest bearing liabilities declined from 1.37% for the second quarter of 2011 to 1.13% in the second quarter of 2012.

Interest expense declined $1.1 million year over year, from $6.4 million for the six months ended June 30, 2011 to $5.3 million for the six months ended June 30, 2012. This decline of 17.1% was driven also by a decline in the cost of interest bearing liabilities, from 1.41% for the first six months of 2011 to 1.16% for the first six months of 2012.

The majority of the decline in the cost of funds noted in the three month and six month periods were the result of time deposit re-pricing. The average rates on all time deposits declined 26 basis points from 1.65% in the second quarter of 2011 to 1.39% for the three months ended June 30, 2012. Likewise, the average rate paid on time deposits for the first half of 2012 declined 28 basis points to equal 1.42%, compared with 1.70% for the first half of 2011.

Net Interest Income

Net interest income was $11.5 million for the quarter ended June 30, 2012, compared with $11.1 million for the quarter ended March 31, 2012.  This represents an increase of $435,000, or 3.9%, and was the result, primarily, of an increase in interest and fees on FDIC covered loans. FDIC covered loan interest increased $452,000, from $3.9 million in the first quarter of 2012 to $4.4 million in the second quarter of 2012. The resulting yield on this portfolio for the second quarter was 18.8% on $93.0 million in average carrying value balances. On a tax equivalent basis, net interest income was $11.6 million for the second quarter of 2012 compared with $11.2 million for the first quarter of 2012. The tax equivalent net interest margin increased 13 basis points on a linked quarter basis to 4.78% for the second quarter of 2012.

3

Net interest income increased $119,000 or 1.0%, year over year, from $11.4 million in the second quarter of 2011 to $11.5 million in the second quarter of 2012. The Company’s net interest margin declined from 5.01% in the second quarter of 2011 to 4.78% for the same period in 2012. A decline in the yield on earning assets, from 6.34% in the second quarter of 2011 to 5.84% in the second quarter of 2012, was the primary impetus for the decline in net interest margin. Competitive pricing on new loans, coupled with growth in lower yielding government-guaranteed USDA loans, contributed to the 30 basis point decline in non-covered loan yield over this time frame. The impact of the decline in the yield on average earning assets was partially offset by a decrease in the cost of total interest bearing liabilities, from 1.37% in the second quarter of 2011 to 1.13% in the second quarter of 2012.

Net interest income was $22.6 million for the six months ended June 30, 2012, compared with $21.5 million for the six months ended June 30, 2011.  The increase in net interest income was primarily the result of decreases in rates paid on interest bearing liabilities, which reduced interest expense 17.1%, from $6.4 million in the first six months of 2011 to $5.3 million for the first six months of 2012. The tax equivalent net interest margin increased to 4.71% in the first six months of 2012, from 4.65% in the first six months of 2011.

The following table compares the Company’s net interest margin, on a tax-equivalent basis, for the three months ended June 30, 2012, June 30, 2011, and March 31, 2012 and for the six months ended June 30, 2012 and June 30, 2011.

NET INTEREST MARGIN
(Dollars in thousands)	For the three months ended
	6/30/2012	6/30/2011	3/31/2012

Average interest earning assets	$971,151	$921,089	$958,921
Interest income	$14,119	$14,492	$13,809
Interest income - tax equivalent	$14,180	$14,610	$13,870
Yield on interest earning assets	5.84%	6.34%	5.79%
Average interest bearing liabilities	$912,831	$896,970	$907,829
Interest expense	$2,587	$3,079	$2,712
Cost of interest bearing liabilities	1.13%	1.37%	1.20%
Net interest income	$11,532	$11,413	$11,097
Net interest income - tax equivalent	$11,593	$11,531	$11,158
Interest spread	4.71%	4.97%	4.59%
Net interest margin	4.78%	5.01%	4.65%

4

	For the six months ended
	6/30/2012	6/30/2011

Average interest earning assets	$965,450	$939,582
Interest income	$27,928	$27,886
Interest income - tax equivalent	$28,050	$28,216
Yield on interest earning assets	5.81%	6.01%
Average interest bearing liabilities	$910,330	$908,031
Interest expense	$5,299	$6,390
Cost of interest bearing liabilities	1.16%	1.41%
Net interest income	$22,629	$21,496
Net interest income - tax equivalent	$22,751	$21,826
Interest spread	4.65%	4.60%
Net interest margin	4.71%	4.65%

Provision for Loan Losses

The provision for loan losses on non-covered loans was $500,000 for the quarter ended June 30, 2012 compared with no provision for the quarter ended June 30, 2011.  The provision for loan losses on non-covered loans was $1.0 million for the six months ended June 30, 2012 compared with $1.5 million for the six months ended June 30, 2011.

The Company’s loan loss provision for the first six months of 2012 equaled $750,000 and differed from the $1.0 million non-covered provision. The Company had provision for loan losses of $250,000 during the first quarter of 2012, which included a $500,000 provision for non-covered loans and a $250,000 credit to the provision related to FDIC covered loans. Improvement in expected losses on the Company’s FDIC covered portfolio resulted in the $250,000 provision benefit during the first quarter of the year.

The ratio of the allowance for loan losses to nonperforming assets was 36.52% at June 30, 2012, compared with 36.01% at March 31, 2012 and 33.52% at June 30, 2011. The ratio of allowance for loan losses to total non-covered loans was 2.46% at June 30, 2012, compared with 2.54% at March 31, 2012 and 3.35% at June 30, 2011. The decrease in the allowance for loan losses to total non-covered loans ratio from June 2011 to June 2012 was the result of aggressive charge-offs for non-performing loans and a lesser volume of loans migrating to a non-performing status. This situation has resulted in a stabilization of allowance coverage ratios.

Net charged-off loans were $909,000 for the quarter ended June 30, 2012, compared with net charged-off loans of $1.4 million for the quarter ended March 31, 2012 and $4.7 million for the second quarter of 2011. Since the beginning of 2011, the Company has charged-off $15.5 million in loans and realized $983,000 in recoveries.

Charged-off loans were $2.7 million for the six months ended June 30, 2012, compared with $10.5 million for the six months ended June 30, 2011. Loan recoveries were $395,000 for the first six months of 2012, compared with $221,000 for the same period in 2011.

5

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past six quarters.

CREDIT QUALITY
(Dollars in thousands)	2012	2012	2011	2011	2011	2011
	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:

Beginning of period	$13,935	$14,835	$15,764	$16,803	$21,542	$25,543
Provision for loan losses	500	500	-	-	-	1,498
Charge-offs	(1,147)	(1,557)	(969)	(1,366)	(4,825)	(5,634)
Recoveries	238	157	40	327	86	135
Net charge-offs	(909)	(1,400)	(929)	(1,039)	(4,739)	(5,499)

End of period	$13,526	$13,935	$14,835	$15,764	$16,803	$21,542

Noninterest Income

On a linked quarter basis, noninterest income was negative $704,000 for the second quarter of 2012, compared with negative $1.1 million for the first quarter of 2012. The $353,000 improvement in noninterest income was primarily the result of a $406,000 net increase in securities gains over the quarters. During the second quarter, the Company recognized $290,000 in securities gains, compared with losses of $116,000 on the sale of securities during the first quarter of 2012. Service charges on deposit accounts improved $57,000, from $617,000 in the first quarter of 2012 to $674,000 in the second quarter of 2012. During the second quarter, management initiated new fee structures across both loan and deposit platforms, which have resulted in higher revenue.

Other noninterest income increased $43,000, from $501,000 in the first quarter of 2012 to $544,000 in the second quarter of 2012. Offsetting these improvements to noninterest income was higher FDIC indemnification asset amortization of $101,000, from $1.9 million in the first quarter of 2012 to $2.0 million in the second quarter of 2012. The increase in the indemnification asset amortization in the second quarter was directly attributable to the $678,000 cash payment on the ADC pool loan with no carrying value. Also, loss on sale of other real estate owned (OREO) was $52,000 greater in the second quarter of 2012, as it increased from $177,000 in the first quarter to $229,000 in the second quarter.

Year over year, noninterest income improved from negative $1.4 million in the second quarter of 2011 to negative $704,000 in the second quarter of 2012. This $727,000 increase was driven by a reduction in FDIC indemnification asset amortization of $674,000, from $2.7 million in the second quarter of 2011 to $2.0 million in the second quarter of 2012. Securities gains increased $114,000 for the respective quarters, year over year. Service charges on deposit accounts increased by $37,000 in the second quarter of 2012 versus the same period in 2011, and the Company realized $20,000 less in losses on OREO sales.

For the six months ended June 30, 2012, noninterest income equaled negative $1.8 million compared with negative $2.8 million for the six months ended June 30, 2011. This change was due primarily to a reduction in FDIC indemnification asset amortization of $1.5 million, from $5.4 million for the first six months of 2011 to $3.9 million for the same period in 2012. The indemnification asset amortization will continue to decline over the life of the shared-loss agreements; correspondingly, interest and fees on FDIC covered loans also will decline as the carrying value of the FDIC covered portfolio is reduced.

6

Also exhibiting improvement was loss on sale of OREO, which declined $455,000, from $861,000 for the first six months of 2011 to $406,000 for the first six months of 2012. Management continually reviews OREO properties and has made a concerted effort to conservatively mark foreclosed properties at the time of transfer. This, coupled with stabilization in real estate values, has resulted in lower write-downs taken this year. Service charges on deposit accounts increased $78,000 and were $1.3 million for the six month period ended June 30, 2012. Offsetting these increases in noninterest income was a $663,000 decline in gain on sale of securities and a $331,000 reduction in other noninterest income.

Noninterest Expense

On a linked quarter basis, noninterest expenses totaled $8.6 million for the three months ended June 30, 2012, compared with $8.4 million for the quarter ended March 31, 2012, an increase of $235,000, or 2.8%. Other operating expenses exhibited the largest increase, $319,000, when comparing the second quarter of 2012 to the first quarter of 2012. Professional fees and occupancy expenses increased $63,000 and $54,000, respectively, on a linked quarter basis. Decreases in noninterest expenses included $88,000 in FDIC assessment costs and $61,000 in salaries and employee benefits.

Comparing the second quarter of 2012 to the same period in 2011, noninterest expenses declined $689,000, or 7.4%. Noninterest expenses were $8.6 million in the second quarter of 2012, down from $9.3 million in the second quarter of 2011. Other operating expenses exhibited the largest decline, $285,000, or 13.7%, from $2.1 million in the second quarter of 2011 to $1.8 million in the second quarter of 2012. The decrease within other operating expenses reflected declines in advertising, bank franchise tax and directors expenses. Also contributing to the decline in noninterest expenses in the second quarter of 2012 compared with the same period in 2011 was a $265,000 decline in FDIC assessment, a $50,000 decline in equipment expense and professional fees, a $48,000 decline in occupancy expenses and a $20,000 decline in legal fees. Offsetting these declines in noninterest expenses, when comparing the second quarter of 2012 to the same period in 2011, were increases of $23,000 to data processing and $6,000 to salaries and employee benefits.

For the six months ended June 30, 2012, noninterest expenses declined $1.5 million, or 8.0%, when compared with the same period in 2011. Noninterest expenses were $17.1 million for the first two quarters of 2012, compared with $18.5 million for the same period in 2011. FDIC assessment, which was $1.1 million for the first six months of 2012, compared with $1.6 million in the first six months of 2011, was the largest component within the decline in noninterest expenses. Other operating expenses declined $492,000, from $3.8 million for the first two quarters of 2011 to $3.3 million for the first two quarters of 2012. Declines within other operating expenses included external audit, bank franchise tax, directors expense and advertising expenses.

Income Taxes

Income tax expense was $473,000 for the three months ended June 30, 2012, compared with income tax expense of $390,000 for the three months ended March 31, 2012 and income tax expense of $127,000 in the second quarter of 2011. For the six months ended June 30, 2012, income tax expense totaled $863,000, compared with income tax benefit of $711,000 for the six months ended June 30, 2011.

FINANCIAL CONDITION

At June 30, 2012, the Company had total assets of $1.116 billion, an increase of $23.4 million, or 2.1%, from total assets of $1.093 billion at December 31, 2011. Total loans were $641.9 million at June 30, 2012, decreasing $411,000, or 0.1%, from $642.3 million at December 31, 2011.   The carrying value of FDIC covered loans declined $4.7 million, or 4.8%, from December 31, 2011 and were $92.9 million at June 30, 2012. Non-covered loans equaled $549.0 million at June 30, 2012, increasing $4.3 million, or 0.8%, since December 31, 2011.

During the third quarter of 2011, the Bank began purchasing government-guaranteed loans under programs administered by the USDA. The Bank has purchased only the government-guaranteed portion of any of the loans that have been originated by other financial institutions. During the first six months of 2012, $4.7 million in USDA loan balances were added, bringing the total to $41.2 million at June 30, 2012. USDA balances are reflected in non-covered loans and are classified according to collateral and purpose.

7

On a linked quarter basis, when considering non-covered loan activity, total real estate loans increased $5.1 million and were $469.9 million at June 30, 2012. Commercial loans decreased $4.3 million, or 5.8%, during the second quarter of 2012, and were $69.7 million at June 30, 2012. Consumer installment loans decreased during the second quarter of 2012 and were $8.0 million, a decrease of $622,000, or 7.2%.

The following table shows the composition of the Company’s non-covered loan portfolio for the three most recent quarters.

NON-COVERED LOANS

(Dollars in thousands)

	June 30, 2012		March 31, 2012		December 31, 2011
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$128,256	23.36%	$127,111	23.15%	$127,200	23.34%
Commercial	237,070	43.18%	231,274	42.13%	220,471	40.46%
Construction and land development	65,044	11.85%	67,240	12.25%	75,691	13.89%
Second mortgages	8,519	1.55%	8,458	1.54%	8,129	1.49%
Multifamily	20,308	3.70%	19,785	3.60%	19,746	3.62%
Agriculture	10,663	1.93%	10,897	1.99%	11,444	2.10%
Total real estate loans	469,860	85.57%	464,765	84.66%	462,681	84.90%
Commercial loans	69,682	12.69%	73,959	13.47%	72,149	13.24%
Consumer installment loans	7,975	1.45%	8,597	1.57%	8,461	1.55%
All other loans	1,567	0.29%	1,659	0.30%	1,659	0.31%
Gross loans	549,084	100.00%	548,980	100.00%	544,950	100.00%
Allowance for loan losses	(13,526)		(13,935)		(14,835)
Net unearned income/unamortized premium on loans	(66)		(191)		(232)
Non-covered loans, net of unearned income	$535,492		$534,854		$529,883

As deposit balances increased and non-earning asset balances declined during the second quarter of 2012, the Company’s securities portfolio increased $18.2 million, or 6.2%. Additionally, the Company performed a fairly substantive change in the mix of the securities portfolio during the second quarter of 2012. The Company lessened its amortized cost in available-for-sale mortgage backed securities (MBS) by $85.0 million and reinvested $75.5 million in SBA floating rate securities balances. This was done to mitigate substantive market losses within a large MBS portfolio in a rising interest rate environment. Furthermore, management increased its investment in available-for-sale state, county and municipal securities by $32.0 million during the second quarter. The most recent shift in securities mix reflected strategic balance sheet management to protect the Company from rising interest rates while not fully compromising yield.

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The following table shows the composition of the Company’s securities portfolio, excluding equity securities, for the three most recent quarters.

INVESTMENT SECURITIES

(Dollars in thousands)	June 30, 2012		March 31, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$90,818	$90,673	$16,384	$16,479	$8,260	$8,447
State, county and municipal	110,069	115,742	78,078	81,372	58,183	62,043
Corporate and other bonds	7,767	7,698	6,788	6,739	4,801	4,631
Mortgage backed securities	44,953	45,314	129,945	130,721	156,582	157,643
Total securities available for sale	$253,607	$259,427	$231,195	$235,311	$227,826	$232,764

	June 30, 2012		March 31, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$12,154	$13,393	$12,161	$13,311	$12,168	$13,479
Mortgage backed securities	41,053	43,279	46,956	49,522	52,254	55,106
Total securities held to maturity	$53,207	$56,672	$59,117	$62,833	$64,422	$68,585

Total deposits at June 30, 2012 were $953.9 million, an increase of $20.4 million from December 31, 2011. Demand deposit balances grew $15.0 million, or 23.0%, during the first half of 2012, to equal $79.9 million at quarter-end. Interest bearing deposits at June 30, 2012 were $873.9 million, an increase of $5.4 million from December 31, 2011. NOW accounts increased $2.3 million and savings accounts increased $3.5 million, while overall time deposit balances declined by $747,000.

The following table details the change in the mix of interest bearing deposits from June 30, 2011 to June 30, 2012.

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INTEREST BEARING DEPOSITS

(Dollars in thousands)

	June 30, 2012	December 31, 2011	June 30, 2011
NOW	$131,040	$128,758	$111,268
MMDA	115,813	115,397	121,210
Savings	73,332	69,872	67,564
Time deposits less than $100,000	305,226	326,383	332,895
Time deposits $100,000 and over	248,538	228,128	213,043
Total interest bearing deposits	$873,949	$868,538	$845,980

The Company had Federal Home Loan Bank (FHLB) advances of $37.0 million at each of June 30, 2012 and December 31, 2011.

Asset Quality – non-covered assets

Nonaccrual loans were $25.2 million at June 30, 2012, compared with $25.6 million and $28.5 million at March 31, 2012 and December 31, 2011, respectively. Nonaccrual loans were $37.7 million at June 30, 2011 and have declined for six consecutive quarters. Total charge-offs for the second quarter of 2012 were $1.1 million and recoveries were $238,000. For the second quarter of 2011, total charge-offs were $4.8 million and recoveries were $86,000. Non-covered OREO decreased $827,000, from $12.7 million at March 31, 2012 to $11.9 million at June 30, 2012.

For the six months ended June 30, 2012, net charge-offs were $2.3 million, compared with $10.2 million for the same period in 2011. Total charge-offs were $2.7 million for the first six months of 2012 and $10.5 million for the same period in 2011. Recoveries for the six month periods were $395,000 in 2012 and $221,000 in 2011.

The ratio of nonperforming assets to loans and other real estate owned declined from 7.35% at December 31, 2011 to 6.60% at June 30, 2012. The ratio of the allowance for loan losses to nonperforming assets was 36.52% at June 30, 2012, compared with 36.36% at December 31, 2011.

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

ASSET QUALITY (NON-COVERED)	2012		2011
(Dollars in thousands)	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Nonaccruing loans	$25,168	$25,601	$28,542	$36,177	$37,736	$42,029
Loans past due over 90 days and accruing interest	-	403	2,005	80	-	282
Total nonperforming non-covered loans	$25,168	$26,004	$30,547	$36,257	$37,736	$42,311
Other real estate owned non-covered	11,869	12,696	10,252	8,858	12,393	7,332
Total nonperforming non-covered assets	$37,037	$38,700	$40,799	$45,115	$50,129	$49,643

Allowance for loan losses to loans	2.46%	2.54%	2.72%	3.12%	3.35%	4.19%
Allowance for loan losses to nonperforming assets	36.52%	36.01%	36.36%	34.94%	33.52%	43.39%
Allowance for loan losses to nonaccrual loans	53.74%	54.43%	51.98%	43.57%	44.53%	51.26%
Nonperforming assets to loans and other real estate	6.60%	6.89%	7.35%	8.78%	9.76%	9.52%
Net charge-offs for quarter to average loans, annualized	0.66%	1.02%	0.71%	0.83%	3.74%	4.25%

10

A further breakout of nonaccrual loans, excluding covered loans, at June 30, 2012 and December 31, 2011 is below:

NON-COVERED NONACCRUAL LOANS

(Dollars in thousands)

	June 30, 2012		December 31, 2011
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$6,577	1.20%	$5,320	0.98%
Commercial	7,768	1.41%	9,187	1.69%
Construction and land development	9,759	1.78%	12,718	2.33%
Second mortgages	140	0.03%	189	0.03%
Multifamily	-	0.00%	-	0.00%
Agriculture	54	0.01%	53	0.01%
Total real estate loans	24,298	4.43%	27,467	5.04%
Commercial loans	695	0.13%	1,003	0.18%
Consumer installment loans	175	0.03%	72	0.01%
All other loans	-	0.00%	-	0.00%
Gross loans	$25,168	4.58%	$28,542	5.24%

11

Capital Requirements

Stockholders’ equity at June 30, 2012 was $113.4 million, or 10.2% of total assets, compared with stockholders’ equity of $111.2 million, or 10.2% of total assets at December 31, 2011.

The Company’s ratio of total risk-based capital was 16.6% at June 30, 2012 compared with 16.2% at December 31, 2011. The tier 1 risk-based capital ratio was 15.4% at June 30, 2012 and 15.0% at December 31, 2011. The Company’s tier 1 leverage ratio was 9.1% at June 30, 2012 and 8.9% at December 31, 2011.  All capital ratios exceed regulatory minimums.

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Friday, July 27, 2012, at 11:00 a.m. Eastern Time to discuss the second quarter 2012 financial results. The public is invited to listen to this conference call by dialing 800-860-2442 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 1:00 p.m. Eastern Time on July 27, 2012 until 9:00 a.m. Eastern Time on August 7, 2012. The replay will be available by dialing 877-344-7529 and entering access code 10016464 or through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

12

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-443-4343

13

Consolidated Statements of Financial Condition

Unaudited Condensed

(Dollars in thousands)

	June 30, 2012	December 31, 2011	June 30, 2011

Assets
Cash and due from banks	$11,943	$11,078	$11,065
Interest bearing bank deposits	17,808	10,673	7,408
Federal funds sold	7,000	-	-
Total cash and cash equivalents	36,751	21,751	18,473
Securities available for sale, at fair value	259,427	232,764	232,278
Securities held to maturity	53,207	64,422	72,388
Equity securities, restricted, at cost	6,804	6,872	6,965
Total securities	319,438	304,058	311,631

Loans held for resale	1,179	580	83
Loans not covered by FDIC shared loss agreements	549,018	544,718	501,056
Loans covered by FDIC shared loss agreements	92,850	97,561	104,314
Allowance for loan losses (non-covered)	(13,526)	(14,835)	(16,803)
Allowance for loan losses (covered)	(456)	(776)	(829)
Net loans	627,886	626,668	587,738

Bank premises and equipment	34,408	35,084	35,017
Other real estate owned, non-covered	11,869	10,252	12,393
Other real estate owned, covered by FDIC	3,923	5,764	8,674
FDIC receivable	584	1,780	1,570
Bank owned life insurance	14,869	14,592	6,961
Core deposit intangibles, net	11,427	12,558	13,689
FDIC indemnification asset	37,915	42,641	51,127
Other assets	15,647	16,768	18,127
Total assets	$1,115,896	$1,092,496	$1,065,483

Liabilities

Deposits:
Noninterest bearing	79,909	64,953	64,495
Interest bearing	873,949	868,538	845,980
Total deposits	953,858	933,491	910,475

Federal Home Loan Bank advances	37,000	37,000	37,000
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	7,555	6,701	4,806
Total liabilities	1,002,537	981,316	956,405

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value; 17,680 shares issued and outstanding)	17,680	17,680	17,680
Discount on preferred stock	(344)	(454)	(556)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (200,000,000 shares authorized $0.01 par value; 21,643,474 shares, 21,627,549 shares, and 21,627,549 shares, issued and outstanding, respectively)	216	216	216
Additional paid in capital	144,303	144,243	144,181
Accumulated deficit	(52,334)	(53,761)	(55,776)
Accumulated other comprehensive income	2,801	2,219	2,296
Total stockholders' equity	113,359	111,180	109,078
Total liabilities and stockholders' equity	$1,115,896	$1,092,496	$1,065,483

14

Consolidated Statements of Operations

Unaudited Condensed	2012			2011
(Dollars in thousands)		Second	First		Second	First
	YTD	Quarter	Quarter	YTD	Quarter	Quarter
Interest and dividend income
Interest and fees on loans	$15,261	$7,574	$7,687	$14,562	$7,328	$7,234
Interest and fees on FDIC covered loans	8,280	4,366	3,914	8,658	4,838	3,820
Interest on federal funds sold	4	3	1	4	2	2
Interest on deposits in other banks	31	19	12	24	10	14
Taxable	4,116	2,039	2,077	3,997	2,085	1,912
Nontaxable	236	118	118	641	229	412
Total interest income	27,928	14,119	13,809	27,886	14,492	13,394
Interest expense
Interest on deposits	4,594	2,241	2,353	5,690	2,711	2,979
Interest on federal funds purchased	3	3	-	1	1	-
Interest on other borrowed funds	702	343	359	699	367	332
Total interest expense	5,299	2,587	2,712	6,390	3,079	3,311

Net interest income	22,629	11,532	11,097	21,496	11,413	10,083

Provision for loan losses	750	500	250	1,498	-	1,498
Net interest income after provision for loan losses	21,879	11,032	10,847	19,998	11,413	8,585
Noninterest income
Loss on sale of OREO	(406)	(229)	(177)	(861)	(249)	(612)
FDIC indemnification asset amortization	(3,865)	(1,983)	(1,882)	(5,402)	(2,657)	(2,745)
Gain/(loss) on sale of securities	174	290	(116)	837	176	661
Service charges on deposit accounts	1,291	674	617	1,213	637	576
Other	1,045	544	501	1,376	662	714
Total noninterest income	(1,761)	(704)	(1,057)	(2,837)	(1,431)	(1,406)
Noninterest expense
Salaries and employee benefits	8,415	4,177	4,238	8,375	4,171	4,204
Occupancy expenses	1,316	685	631	1,547	733	814
Equipment expenses	565	270	295	650	320	330
Legal fees	39	15	24	140	35	105
Professional fees	233	148	85	389	198	191
FDIC assessment	1,080	496	584	1,633	761	872
Data processing fees	1,016	499	517	928	476	452
Amortization of intangibles	1,130	565	565	1,130	565	565
Other operating expenses	3,261	1,790	1,471	3,753	2,075	1,678
Total noninterest expense	17,055	8,645	8,410	18,545	9,334	9,211

Net income/(loss) before income tax	3,063	1,683	1,380	(1,384)	648	(2,032)
Income tax (expense) benefit	(863)	(473)	(390)	711	(127)	838

Net income/(loss)	$2,200	$1,210	$990	$(673)	$521	$(1,194)
Dividends paid on preferred stock	442	221	221	-	-	-
Accretion of discount on preferred stock	110	55	55	104	53	51
Preferred dividends not paid	-	-	-	442	221	221
Net income/(loss) available to common stockholders.	$1,648	$934	$714	$(1,219)	$247	$(1,466)

15

Income Statement Trend Analysis

Unaudited

(Dollars in thousands)	Three months ended		Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011
Interest and dividend income
Interest and fees on loans	$7,574	$7,687	$7,396	$7,314	$7,328
Interest and fees on FDIC covered loans	4,366	3,914	4,251	4,667	4,838
Interest on federal funds sold	3	1	1	1	2
Interest on deposits in other banks	19	12	13	28	10
Taxable	2,039	2,077	2,036	2,058	2,085
Nontaxable	118	118	180	204	229
Total interest income	14,119	13,809	13,877	14,272	14,492
Interest expense
Interest on deposits	2,241	2,353	2,504	2,621	2,711
Interest on federal funds purchased	3	-	-	-	1
Interest on other borrowed funds	343	359	360	353	367
Total interest expense	2,587	2,712	2,864	2,974	3,079

Net interest income	11,532	11,097	11,013	11,298	11,413

Provision for loan losses	500	250	-	-	-
Net interest income after provision for loan losses	11,032	10,847	11,013	11,298	11,413
Noninterest income
Loss on sale of OREO	(229)	(177)	(337)	(1,671)	(249)
FDIC indemnification asset amortization	(1,983)	(1,882)	(2,603)	(2,359)	(2,657)
Gains/(loss) on sale of securities	290	(116)	306	1,725	176
Service charges on deposit accounts	674	617	647	643	637
Other	544	501	535	1,000	662
Total noninterest income	(704)	(1,057)	(1,452)	(662)	(1,431)
Noninterest expense
Salaries and employee benefits	4,177	4,238	4,178	4,050	4,171
Occupancy expenses	685	631	660	687	733
Equipment expenses	270	295	298	289	320
Legal fees	15	24	63	241	35
Professional fees	148	85	126	68	198
FDIC assessment	496	584	575	580	761
Data processing fees	499	517	459	478	476
Amortization of intangibles	565	565	565	565	565
Other operating expenses	1,790	1,471	1,703	1,724	2,075
Total noninterest expense	8,645	8,410	8,627	8,682	9,334

Net income/(loss) before income tax	1,683	1,380	934	1,954	648
Income tax (expense) benefit	(473)	(390)	(239)	(532)	(127)

Net income/(loss)	$1,210	$990	$695	$1,422	$521
Dividends paid on preferred stock	221	221	-	-	-
Accretion of discount on preferred stock	55	55	51	51	53
Preferred dividends not paid	-	-	221	221	221
Net income/(loss) available to common stockholders	$934	$714	$423	$1,150	$247

16

Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Quarter ended June 30, 2012			Quarter ended June 30, 2011
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$553,227	$7,574	5.48%	$506,752	$7,328	5.78%
Loans covered by FDIC loss share	93,018	4,366	18.77%	105,842	4,838	18.28%
Total loans	646,245	11,940	7.39%	612,594	12,166	7.94%
Interest bearing bank deposits	33,499	19	0.23%	12,222	10	0.33%
Federal funds sold	10,621	3	0.12%	5,827	2	0.13%
Investments (taxable)	268,628	2,039	3.04%	266,929	2,085	3.12%
Investments (tax exempt) (1)	12,158	179	5.89%	23,517	347	5.90%
Total earning assets	971,151	14,180	5.84%	921,089	14,610	6.34%
Allowance for loan losses	(14,249)			(20,440)
Non-earning assets	145,880			171,930
Total assets	$1,102,782			$1,072,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand - interest bearing	$238,501	$236	0.40%	$236,189	$347	0.59%
Savings	73,057	70	0.38%	66,661	88	0.53%
Time deposits	558,658	1,935	1.39%	552,425	2,276	1.65%
Total deposits	870,216	2,241	1.03%	855,275	2,711	1.27%
Fed funds purchased	1,491	3	0.71%	571	1	0.64%
FHLB and other borrowings	41,124	343	3.33%	41,124	367	3.57%
Total interest-bearing liabilities	912,831	2,587	1.13%	896,970	3,079	1.37%
Non-interest bearing deposits	72,131			58,008
Other liabilities	4,424			10,888
Total liabilities	989,386			965,866
Stockholders' equity	113,396			106,713
Total liabilities and stockholders' equity	$1,102,782			$1,072,579
Net interest earnings		$11,593			$11,531
Interest spread			4.71%			4.97%
Net interest margin			4.78%			5.01%

(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

17

Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Six months ended June 30, 2012			Six months ended June 30, 2011
	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$551,537	$15,261	5.53%	$512,203	$14,562	5.69%
Loans covered by FDIC loss share	94,282	8,280	17.56%	109,134	8,658	15.87%
Total loans	645,819	23,541	7.29%	621,337	23,220	7.47%
Interest bearing bank deposits	25,032	31	0.24%	13,445	24	0.36%
Federal funds sold	6,794	4	0.11%	5,222	4	0.16%
Investments (taxable)	275,569	4,116	2.99%	265,939	3,997	3.01%
Investments (tax exempt)(1)	12,236	358	5.85%	33,639	971	5.77%
Total earning assets	965,450	28,050	5.81%	939,582	28,216	6.01%
Allowance for loan losses	(14,980)			(22,667)
Non-earning assets	147,659			166,660
Total assets	$1,098,129			$1,083,575

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand - interest bearing	$237,082	$480	0.41%	$234,346	$693	0.59%
Savings	72,102	142	0.39%	65,814	173	0.52%
Time deposits	559,183	3,972	1.42%	566,390	4,824	1.70%
Total deposits	868,368	4,594	1.06%	866,550	5,690	1.31%
Fed funds purchased	838	3	0.70%	357	1	0.63%
FHLB and other borrowings	41,124	702	3.42%	41,124	699	3.40%
Total interest-bearing liabilities	910,330	5,299	1.16%	908,031	6,390	1.41%
Non-interest bearing deposits	70,583			62,870
Other liabilities	4,640			5,240
Total liabilities	985,553			976,141
Stockholders' equity	112,576			107,434
Total liabilities and stockholders’ equity	$1,098,129			$1,083,575
Net interest earnings		$22,751			$21,826
Interest spread			4.65%			4.60%
Net interest margin			4.71%			4.65%

(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

18

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

	June 30, 2012	December 31, 2011	June 30, 2011
Common Tangible Book Value
Total stockholders’ equity	113,359,000	111,180,000	109,078,000
Preferred stock (net)	18,373,000	18,263,000	18,161,000
Core deposit intangibles (net)	11,427,000	12,558,000	13,688,000
Common tangible book value	83,559,000	80,359,000	77,229,000
Shares outstanding	21,643,474	21,627,549	21,627,549
Common tangible book value per share	$3.86	$3.72	$3.57

Stock Price	$1.80	$1.15	$1.35

Price/common tangible book	46.6%	30.9%	37.8%

Common tangible book/common tangible assets
Total assets	1,115,896,000	1,092,496,000	1,065,483,000
Preferred stock (net)	18,373,000	18,263,000	18,161,000
Core deposit intangible (net)	11,427,000	12,558,000	13,688,000
Common tangible assets	1,086,096,000	1,061,675,000	1,033,634,000
Common tangible book value	$83,559,000	$80,359,000	$77,229,000
Common tangible equity to assets	7.69%	7.57%	7.47%

19